EXHIBIT 23.1


                     CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Pre-Effective Amendment No. 2 to Registration Statement on Form S-3 (No. 33-59567) of our report dated February 14, 1995, except for Notes 1 and 4, as they relate to the discontinued operations of the aviation sales and services segment, which are dated as of August 24, 1995, which report appears on page F-2 of Triton Energy Corporation's Current Report on Form 8-K dated August 24, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.





PRICE WATERHOUSE LLP


Dallas, Texas
November 7, 1995